Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Tuesday, July 30, 2019

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES SECOND QUARTER 2019 RESULTS

Quarter Highlights:

•	Consolidated revenues increased 11.8% over Q2 2018

•	Lift Truck revenues increased 12.9% over Q2 2018

•	Consolidated operating profit increased to $22.9 million from $10.8 million in Q2 2018 due to a 68% increase in Lift Truck operating profit and a lower Nuvera operating loss

•	Earnings per share increased to $0.97 per share from $0.34 per share in Q2 2018

Cleveland, Ohio, July 30, 2019 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $856.2 million and consolidated net income of $16.2 million, or $0.97 per diluted share, for the second quarter of 2019 compared with consolidated revenues of $765.9 million and consolidated net income of $5.6 million, or $0.34 per diluted share, for the second quarter of 2018. Second-quarter consolidated operating profit increased to $22.9 million in 2019 from $10.8 million in 2018.
Financial information for the 2019 second quarter includes three months of Hyster-Yale Maximal results compared with only one month in the 2018 second quarter following its June 1, 2018 acquisition.
For the six months ended June 30, 2019, the Company reported consolidated revenues of $1.7 billion and net income of $19.6 million, or $1.17 per diluted share, compared with consolidated revenues of $1.6 billion and net income of $20.5 million, or $1.24 per diluted share, for the first six months of 2018. Consolidated operating profit was $26.3 million for the first half of 2019 compared with $30.0 million for the first half of 2018. Operating profit in 2018 included $2.4 million of Maximal acquisition costs.
At June 30, 2019, the Company had cash on hand of $50.3 million and debt was $370.9 million compared with cash on hand of $83.7 million and debt of $301.5 million as of December 31, 2018.

Segment Financial Results
Summary results for the Company's three business segments were as follows for the second quarter of 2019 and 2018:

(in millions)	*Hyster-Yale Group		Bolzoni		Nuvera
	Q2 2019	Q2 2018	Q2 2019	Q2 2018	Q2 2019	Q2 2018
Revenues	$812.7	$720.1	$90.8	$88.0	$2.2	$0.7
Operating Profit (Loss)	$29.1	$17.3	$2.3	$3.2	$(8.2)	$(9.5)
Net Income (Loss)	$20.3	$11.0	$1.6	$2.1	$(6.0)	$(6.9)
*For purposes of this release, Hyster-Yale Group refers to the Company's Lift Truck business, Bolzoni is the Attachment business and Nuvera is the Fuel Cell business.

In late 2018, the Company announced that Bolzoni's North America attachment manufacturing would be moved into Hyster-Yale Group's Sulligent, Alabama, manufacturing facility as part of a plan to expand Bolzoni's capabilities in the United States. Effective January 1, 2019, the Sulligent facility became a Bolzoni facility. As a result of this reorganization, the 2019 and comparative 2018 financial information in this news release has been reclassified to reflect the Sulligent facility financial results within the Bolzoni segment.

Hyster-Yale Group Results
Hyster-Yale Group unit shipments, bookings and backlog were as follows:

($ in millions)	Quarter Ended June 30, 2019	Quarter Ended March 31, 2019	Quarter Ended June 30, 2018
Unit Shipments	26,300	25,700	23,900
Unit Bookings	30,200	22,000	29,500
Unit Bookings $ value	$620	$530	$720
Unit Backlog	44,100	40,200	41,700
Unit Backlog $ value	$1,130	$1,130	$1,080
While unit backlog in the 2019 second quarter increased from the 2019 first quarter and the 2018 second quarter, the average sales price per unit in bookings and backlog decreased compared with both periods as a result of increased bookings of lower-priced units. Shipments of higher-priced units, particularly including Big Trucks, increased during the 2019 second quarter as supplier parts shortages for Big Trucks abated.

Americas Results
Revenues in the Americas segment, which includes the North America, Latin America and Brazil markets, increased to $537.7 million in the second quarter of 2019 from $471.6 million in the second quarter of 2018. This increase was primarily the result of increased unit and parts volumes and product mix, as well as price increases implemented to offset higher material costs and tariffs. Unit shipments increased by approximately 400 units from the prior year second quarter primarily driven by an increase in shipments in Brazil where the market continues to strengthen. In North America, higher shipments of higher-capacity Class 4 lift trucks, Class 2 electric, warehouse trucks and Class 1 electric, counterbalanced trucks, as well as Class 5 Big Trucks drove an overall increase in shipments, but this increase was mostly offset by fewer shipments of lower-capacity Class 5 lift trucks, primarily as a result of a continued shortage of component parts from certain key suppliers.
In the second quarter of 2019, operating profit in the Americas also improved to $26.2 million from $18.0 million in the prior year second quarter. Operating profit increased primarily as a result of improved gross profit, partly offset by higher operating expenses. The increase in gross profit was mainly due to price increases, net of material cost and freight inflation and continuing import tariffs, $4.9 million of favorable retroactive tariff exclusion adjustments for certain components imported from China, which includes $3.1 million of refunds for tariffs incurred prior to the 2019 second quarter, and higher unit and parts volumes. A shift in mix to lower-margin products and unfavorable currency movements of $2.0 million partly offset the increase in gross profit.
Operating expenses increased primarily as a result of increased product development costs to support a planned major upgrade of a number of the Company's core product platforms and additional investments in the expansion of Hyster-Yale Group's industry-focused sales and marketing teams. These increased expenses were partially offset by lower employee-related costs and the absence of $1.9 million of Maximal acquisition-related costs incurred in the 2018 second quarter.

EMEA Results
Revenues for the EMEA segment, which includes operations in the Europe, Middle East and Africa markets, increased to $202.1 million in the second quarter of 2019 from $191.0 million in the second quarter of 2018 mainly as a result of an increase in unit shipments of higher-priced lift trucks, partly offset by unfavorable currency movements of $14.1 million from the translation of sales into U.S. dollars. Unit shipments increased by approximately 600 units from the prior year second quarter primarily due to an increase in shipments of all truck classes, but mainly higher-priced Big Trucks as component shortages for these trucks have abated.
EMEA operating profit increased to $4.7 million in the second quarter of 2019 from $1.4 million in the second quarter of 2018 primarily as a result of increased sales, improved manufacturing efficiencies resulting from higher unit sales, and price increases, net of material cost inflation.

JAPIC Results
Revenues in the JAPIC segment, which includes operations in the Asia and Pacific markets, including China, as well as results from Hyster-Yale Maximal since it was acquired in June 2018, increased to $72.9 million in the second quarter of 2019 from $57.5 million in the second quarter of 2018. Hyster-Yale Maximal shipments increased by 1,400 units and revenue increased $16.3 million in the second quarter of 2019 compared with only one month of results in the second quarter of 2018 following the June 1, 2018 acquisition. Unfavorable currency movements of $2.6 million partially offset the increase in revenues.
JAPIC generated a lower operating loss of $1.8 million in the second quarter of 2019 compared with an operating loss of $2.1 million in the second quarter of 2018. Hyster-Yale Maximal contributed $0.9 million to this improvement in operating results.

Bolzoni Results
During the second quarter of 2019, Bolzoni's revenue increased to $90.8 million from $88.0 million in 2018. The increase was mainly due to higher volumes, partially offset by unfavorable currency movements of $3.4 million from the translation of sales into U.S. dollars.
Bolzoni's operating profit decreased to $2.3 million in the second quarter of 2019 from $3.2 million in the 2018 second quarter. The decrease was primarily due to costs of $0.6 million associated with the restructuring of Bolzoni's North America operations, which commenced in the 2019 first quarter, and $0.3 million of currency translation.

Nuvera Results
Nuvera revenues increased to $2.2 million in the second quarter of 2019 from $0.7 million in 2018. Revenues increased as a result of development funding received associated with Nuvera's third-party development agreements.
Nuvera's 2019 second-quarter operating loss decreased compared with the prior year quarter mainly as a result of the product development funding received from third-parties.

Investor Perspective
Hyster-Yale is currently undertaking the largest set of programs in its history. These programs are expected to have a transformational impact on the Company’s competitiveness, market position and economic performance over the next three to five years.
For some time, the Company has been focused on six strategic initiatives:

1.	Provide the lowest cost of ownership, while enhancing productivity for customers.

2.	Be the leader in the delivery of industry- and customer-focused solutions.

3.	Be the leader in independent distribution.

4.	Grow in emerging markets.

5.	Be the leader in the attachments business.

6.	Be a leader in fuel cells and their applications.
The projects required to execute fully on these initiatives have been, in general, initiated over the last several years and many are now moving toward completion. Further, many of the projects supporting these strategic initiatives are inter-related and succeeding in one will foster success in others. In total, these projects have required, and continue to require, significant up-front expense and capital expenditure investment. The projects cover a very broad range of Hyster-Yale activities, including product development, supply chain, IT, manufacturing, sales and marketing for each of the Company’s three major businesses: Hyster-Yale Group, Bolzoni and Nuvera.
Over the course of the past two years, these investments, both expense and capital, have increased significantly. Further increased investments are expected to continue to be made in the remainder of 2019 and in 2020, and then generally remain at or below the 2019 levels for the next several years. The return from these investments has started to be realized and is expected to increase over the course of Hyster-Yale's five-year planning period. In this context, Hyster-Yale Group results are expected to improve considerably in 2019 over 2018. While results in the first half of the year were moderately lower than the first half of 2018, results in the second half of 2019 are expected to improve significantly over both the second half of 2018 and the first half of 2019, principally in the fourth quarter. Beginning in 2020, further improved results are expected with significant increases through 2023. Hyster-Yale Group's objective is to achieve its target of 7% operating profit margin in this period assuming reasonable market conditions continue. Bolzoni’s results are expected to decrease in 2019 primarily due to the restructuring of its Americas operations, but results in the following years are expected to improve with a target of achieving a 7% operating profit margin. Nuvera’s results are expected to improve moderately over the course of 2019 with break-even expected to be reached during the second half of 2020. Nuvera's quarterly break-even target has been adjusted primarily due to a delay in shipments of engines for a key customer in China resulting from the need for additional unplanned, customer-driven product validation. Significantly improved earnings are expected at Nuvera in the 2021 to 2023 time period. At each of these three businesses, the investments being undertaken are expected to lead to increased operating profit through higher volume, decreased product costs and improved pricing, partially offset by a higher level of operating expense. Overall, 2019 consolidated operating profit is expected to increase significantly over 2018, with the improvement coming in the fourth quarter.
At Hyster-Yale Group, product programs are expected to lay the groundwork for enhanced market position by providing lower cost of ownership and enhanced productivity for the Company’s customers. At the core of these programs is a new set of modular and scalable product families covering both internal combustion engine and electric trucks, which will provide customers with enhanced flexibility for meeting their application needs combined with the benefit of lowest total cost of ownership. Implementation of these programs is expected to begin in 2020 with the introduction of the first of a new range of counterbalanced trucks. This range will be expanded comprehensively to include larger counterbalanced capacities, Big Trucks and warehouse trucks. A further major initiative in product offerings will come from the introduction of trucks manufactured by Hyster-Yale Maximal, Hyster-Yale Group’s majority-owned joint venture in China. A line of trucks from Hyster-Yale Maximal has been engineered to provide high-quality and reliable, lower-duty trucks for global markets and standard trucks for the Chinese market. In addition, Hyster-Yale Group’s partner in India is expected to expand local production of larger trucks. Further, in the first quarter of 2019, a new end rider and a new automated Reach Truck were launched in the North America market, and new lower-cost Class 3 walkie and stacker global products are expected to be introduced during the second half of 2019. A range of lower-cost Class 3 lift trucks was launched in certain markets during the second quarter. Further, additional products are being added to the product line-up in 2020. To further enhance productivity for customers, Hyster-Yale Group is developing additional automation solutions for warehouse trucks, initially in combination with industry partners. Some of these products are already in the market today, but new solutions and customers are expected to be developed progressively over the next several years. Hyster-Yale Group continues to expand sales of telemetry products. New generations of lift trucks will offer a fully integrated telematics solution. Finally, Hyster-Yale Group anticipates introducing new fuel cell BBRs for Class 1, 2 and 3 forklift trucks over the next two years, beginning with the first model in the first quarter of 2020, that are expected to move the fuel cell BBR business to break-even.
The introduction of these new products will lead to significant changes in supply chain sourcing and in the Company’s various manufacturing facilities around the world. Consolidated component volume sourced globally from reliable partners is expected to reduce costs and improve quality as these new products are brought to market over the next two to three years. Hyster-Yale Group’s largest manufacturing facilities in Berea, Craigavon and Greenville are undergoing significant change and are expected to have reduced costs and improved productivity while most other plants will see more modest changes. China production activities are expected to be consolidated at the Hyster-Yale Maximal facility by the end of 2019.
Hyster-Yale Group currently has over 400 different forklift models in its range, including Hyster-Yale Maximal models, which are supported by its capability to customize these trucks to meet specific customer needs. The modular nature of the new products being introduced will enhance Hyster-Yale Group's ability to meet exact customer needs at lowest cost, both at the industry level and at the individual customer level. To achieve the full expected benefit from these programs, Hyster-Yale Group continues to make substantial expense investments in its sales and marketing organizations to realign teams around industry groupings. Within marketing, industry-focused resources have been added to develop industry strategies. The higher-priority industry strategies have been completed for North America and Europe. All of the strategies are expected to be completed for all countries, or groups of countries, around the world by the end of 2019 but will mature and be enhanced over future years. To support execution of these industry strategies, Hyster-Yale Group has invested in additional industry-focused sales capabilities to support its dealers. This industry-focused structure has been in place and highly successful in its National Account direct sales program and is now being deployed with the new dealer support teams. These investments are largely in place in North America, and to a lesser degree in EMEA. Additional sales capabilities are expected to be added in other areas around the world over the next two years. In total, the Company believes that these projects will put it in a position to be a leader in the delivery of industry- and customer-focused solutions worldwide.
While the new sales teams will support dealers’ sales efforts, the Company also intends to continue to upgrade its global dealer capabilities. A core objective is to have dealers that are fully capable of maximizing the potential of the Hyster® and Yale® brands in their territories. These dealers will be supported by Hyster-Yale Group's commitment to helping dealers strengthen the excellence of their activities in all areas of their business, including leadership, sales, parts, service, rental, leasing and remarketing. To help these programs have maximum impact, the Company intends to invest over the next few years in enhanced digital customer experience systems. Taken together, these initiatives amount to a new, uniquely competitive way of serving the markets around the world.
Bolzoni is also pursuing very aggressive projects to expand its global market position. These projects include strengthening Bolzoni’s ability to serve the Americas market by having responsibility for Hyster-Yale Group’s Sulligent plant, where it is manufacturing attachments and also continuing the plant’s support of Hyster-Yale Group through the supply of cylinders and various other components. In the first half of 2019, Bolzoni phased out production at its current Homewood, Illinois facility and substantially completed the shift of manufacturing to Sulligent. Bolzoni is still maintaining a distribution center and certain other operations in the Homewood area. At March 31, 2019, Bolzoni recorded a restructuring charge associated with these plans. Payments related to this restructuring plan are expected to be made through 2019. In addition to the restructuring charge of $1.4 million recorded in the first quarter, Bolzoni incurred charges during the second quarter of $0.6 million and anticipates it will incur additional charges during the second half of 2019 of approximately $2.2 million to $3.5 million for further restructuring-related costs.
There is a large opportunity for growth in the Americas market for attachments. To help capture this, Bolzoni plans to introduce a broader range of locally produced attachments with shorter lead times to serve its customer base. Bolzoni also is in the process of increasing its sales, marketing and product support capabilities in North America, and is planning to establish a small assembly function in Brazil to serve the Latin America market. In addition, it has developed a standard product line sourced from one of its factories in China, which will continue to be expanded. Bolzoni’s current outstanding premium line of products coupled with these standard products and an industry-focused strategy are expected to give Bolzoni the ability to increase its sales significantly in the Americas, JAPIC and EMEA regions. These new programs are expected to increase Bolzoni’s market position and profitability, especially over the next three to four years.
Nuvera is approaching the point where it will move from being a venture business focused on commercializing leading technology to a stable, product-based company serving not only the forklift truck market, but also heavy-duty applications such as buses and trucks and applications in the automotive sector with an expanding line of developed products. Nuvera expects its core technology to move to a new generation of fuel cell stack design over the next year with broad application in each of these markets. Nuvera is focused on continuously improving the quality of its fuel cell engines. Also, the cost of its fuel cell engines has been improving. These performance and cost factors are expected to reach target objectives over the next two years. With the transfer of the responsibility for development of non-fuel-cell engine components and the overall assembly of Class 1 and Class 2 BBRs to Hyster-Yale Group during the second and third quarters of 2019 and Class 3 BBRs in early 2020, Nuvera will be focused entirely on fuel cell stacks and engines by mid-2020. To enhance its cost base, Nuvera continues to work on standardizing its products, developing low-cost suppliers and automating various elements of stack production. Robotic stack assembly lines have been in development for some time, and Nuvera expects to bring the first one of two planned online by the end of 2019. In overview, Nuvera’s objective is to reduce its loss in the second half of 2019 compared with the second half of 2018 and to reach break-even during the second half of 2020, with increasing profitability over the following three years.
In summary, Hyster-Yale believes it is approaching an inflection point in its business. While the third quarter of 2019 is expected to reflect continued investment in these programs, similar to the first half of the year, the fourth quarter is expected to improve significantly in comparison to the 2018 fourth quarter and the first three quarters of 2019. Efforts to abate some of the most critical Big Truck supplier issues have succeeded, but there are still significant shortages from key suppliers in the United States that are not expected to be resolved fully until the fourth quarter. Plans established in 2018 to find offsets to the tariff-driven, unprecedented material cost inflation witnessed last year began to mature in the first half of 2019 and are expected to continue to mature and result in recovering margins during the remainder of the year. In addition, on April 18, 2019, the U.S. Trade Representative posted a notice announcing its determination to grant additional exclusion requests for certain duties on Chinese goods. The exclusions were applied retroactively to the July 6, 2018 effective date and extend for one year after the notice of exclusions, or April 2020. Certain components of fork lift trucks, including counterweights and forks were listed in the notice as exclusions for the duties, while other components that the

Company and its suppliers import from China are still subjected to certain tariffs. During the second quarter, the Company recorded duties recoverable for the period of July 6, 2018 through the 2019 second quarter. The Company expects to be able to record additional recoveries later in the year when it receives recovered tariff costs from certain suppliers. In May 2019, additional tariffs were imposed on certain Chinese goods. The Company expects that the favorable impact of the exclusions announced in April is greater than the anticipated unfavorable effect of the new tariffs announced in May.
The current lift truck backlog contains certain deal-specific pricing agreements at less than target margins to gain targeted accounts and for which margin improvement efforts will take some time to mature. These agreements reduced profitability in the first half of 2019 and will continue to have an impact on results in the second half of the year. Margins are expected to recover fully from the 2018 material cost inflation and the heavily discounted deals by the fourth quarter of 2019, as well as continue to be enhanced by the exemption of tariffs on certain Chinese components.
For the 2019 full year, consolidated cash flow before financing activities is expected to decrease significantly compared with 2018, after excluding the impact of the 2018 acquisition of Hyster-Yale Maximal. This decrease is primarily due to increased working capital, particularly accounts receivable, during the first half of the year, as well as higher capital expenditures. Working capital is expected to improve significantly in the second half of 2019 as the inventory supplier issues are resolved, but the improvement is not expected to fully offset the higher working capital in the first half of the year.
In 2020 and 2021, a considerable portion of the new projects outlined above are expected to have reached completion for all three companies and the Company believes the full impact of these programs can lead to profitability improvements for a number of years to come. The remainder of the programs are expected to come to maturity mainly in 2022 and 2023, with a few, particularly those involving dealer structure and excellence, being more in the nature of continuous improvement projects rather than projects which reach maturity at a given time. Of course, the absolute level of profitability will reflect actual market demand levels, which showed substantial softening, particularly in the Americas, and to a lesser extent EMEA, in the first half of 2019. While markets are still at historically high levels, it appears the market could be at the beginning of a downturn, which is currently projected to be moderate and of limited duration. As a result, in 2019, the Company is currently forecasting strong but moderating forklift market levels. The Company continues to forecast a resolution to Brexit in a way that does not significantly harm Hyster-Yale’s business prospects.
The Company believes that investors who are focused on mid-term business improvement in market position and profitability will find that Hyster-Yale’s focus is consistent with those investment objectives.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Wednesday, July 31, 2019 at 11:00 a.m. Eastern Time. The call may be accessed by dialing (833) 241-7250 (Toll Free) or (647) 689-4214 (International), Conference ID: 9657298, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through August 7, 2019. The online archive of the broadcast will be available on the Hyster-Yale website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.
For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, (2) delays in delivery or increases in costs, including transportation costs or the imposition of tariffs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (3) delays in manufacturing and delivery schedules, (4) the successful commercialization of Nuvera's technology, (5) customer acceptance of pricing, (6) the political and economic uncertainties in the countries where the Company does business, (7) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (8) exchange rate fluctuations and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (9) bankruptcy of or loss of major dealers, retail customers or suppliers, (10) customer acceptance of, changes in the costs of, or delays in the development of new products, (11) introduction of new products by, or more favorable product pricing offered by, competitors, (12) product liability or other litigation, warranty claims or returns of products, (13) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (14) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (15) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation, the United Kingdom's exit from the European Union, the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, (16) delays in or increased costs of moving Bolzoni's North America attachment manufacturing from Homewood, Illinois, to Sulligent, Alabama, and (17) Hyster-Yale may not be able to successfully integrate Maximal's operations and employees.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names.  Subsidiaries of Hyster-Yale include

Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines, and Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names.  Hyster-Yale also has significant joint ventures in Japan (Sumitomo NACCO) and in China (Hyster-Yale Maximal).  For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2019	2018	2019	2018
	(In millions, except per share data)

Revenues	$856.2	$765.9	$1,691.0	$1,554.4
Cost of sales	716.8	640.6	1,425.4	1,297.0
Gross Profit	139.4	125.3	265.6	257.4
Selling, general and administrative expenses	116.5	114.5	239.3	227.4
Operating Profit	22.9	10.8	26.3	30.0
Other (income) expense
Interest expense	5.1	4.0	9.6	8.0
Income from unconsolidated affiliates	(3.1)	(2.4)	(5.8)	(5.2)
Other, net	(0.4)	(0.3)	(3.5)	(2.1)
Income before Income Taxes	21.3	9.5	26.0	29.3
Income tax provision	4.4	3.8	5.9	8.7
Net income attributable to noncontrolling interest	(0.7)	(0.1)	(0.5)	(0.1)
Net Income Attributable to Stockholders	$16.2	$5.6	$19.6	$20.5

Basic earnings per share	$0.97	$0.34	$1.18	$1.24

Diluted earnings per share	$0.97	$0.34	$1.17	$1.24

Basic weighted average shares outstanding	16.655	16.550	16.628	16.525
Diluted weighted average shares outstanding	16.709	16.587	16.695	16.578

EBITDA RECONCILIATION
	Quarter Ended
	9/30/2018	12/31/2018	3/31/2019	6/30/2019	LTM 6/30/2019
	(In millions)
Net Income (loss) Attributable to Stockholders	$15.4	$(1.2)	$3.4	$16.2	$33.8
Noncontrolling interest income (loss)	(0.5)	—	(0.2)	0.7	—
Income tax provision (benefit)	(4.7)	(1.7)	1.5	4.4	(0.5)
Interest expense	3.6	4.4	4.5	5.1	17.6
Interest income	(0.4)	(0.2)	(0.4)	(0.4)	(1.4)
Depreciation and amortization expense	11.6	11.6	11.2	10.8	45.2
EBITDA*	$25.0	$12.9	$20.0	$36.8	$94.7

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income (loss), as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income (loss) before income taxes and noncontrolling interest income (loss) plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2019	2018	2019	2018
	(In millions)
Revenues
Americas	$537.7	$471.6	$1,072.2	$967.5
EMEA	202.1	191.0	392.2	388.9
JAPIC	72.9	57.5	136.3	107.0
Hyster-Yale Group	$812.7	$720.1	$1,600.7	$1,463.4
Bolzoni	90.8	88.0	182.6	177.5
Nuvera	2.2	0.7	6.7	1.3
Eliminations	(49.5)	(42.9)	(99.0)	(87.8)
Total	$856.2	$765.9	$1,691.0	$1,554.4

Gross profit (loss)
Americas	$90.1	$79.1	$171.5	$164.9
EMEA	28.4	25.1	53.5	50.9
JAPIC	8.4	6.1	14.5	10.6
Hyster-Yale Group	$126.9	$110.3	$239.5	$226.4
Bolzoni	15.5	16.8	31.1	33.8
Nuvera	(2.7)	(1.6)	(4.5)	(2.5)
Eliminations	(0.3)	(0.2)	(0.5)	(0.3)
Total	$139.4	$125.3	$265.6	$257.4

Operating profit (loss)
Americas	$26.2	$18.0	$41.5	$45.9
EMEA	4.7	1.4	4.7	2.3
JAPIC	(1.8)	(2.1)	(6.3)	(4.3)
Hyster-Yale Group	$29.1	$17.3	$39.9	$43.9
Bolzoni	2.3	3.2	3.5	5.9
Nuvera	(8.2)	(9.5)	(16.6)	(19.5)
Eliminations	(0.3)	(0.2)	(0.5)	(0.3)
Total	$22.9	$10.8	$26.3	$30.0

Net income (loss) attributable to stockholders
Americas	$17.7	$10.2	$29.8	$30.6
EMEA	4.1	1.3	4.0	2.3
JAPIC	(1.5)	(0.5)	(3.9)	(1.2)
Hyster-Yale Group	$20.3	$11.0	$29.9	$31.7
Bolzoni	1.6	2.1	1.9	4.0
Nuvera	(6.0)	(6.9)	(12.1)	(14.2)
Eliminations	0.3	(0.6)	(0.1)	(1.0)
Total	$16.2	$5.6	$19.6	$20.5

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW AND CAPITAL STRUCTURE
	Six Months Ended
	June 30
	2019	2018
	(In millions)
Net cash provided by (used for) operating activities	$(70.9)	$52.0
Net cash used for investing activities	(17.6)	(89.5)
Cash Flow Before Financing Activities	$(88.5)	$(37.5)

	June 30, 2019	December 31, 2018
Debt	$370.9	$301.5
Cash	50.3	83.7
Net Debt	$320.6	$217.8